Confidential treatment is being requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [CONFIDENTIAL TREATMENT]. A complete version of this exhibit is being filed separately with the Securities and Exchange Commission.

Exhibit 10.38

MASTER PURCHASE AGREEMENT (MPA)

between

Multi-Fineline Electronix, Inc., Multi-Fineline Electronix (Suzhou) Co., Ltd., and Multi-Fineline Electronix (Suzhou No. 2) Co., Ltd.

and

Sony Ericsson Mobile Communications (USA) Inc.

April 19, 2006

TABLE OF CONTENTS

1	BACKGROUND	3

2	DEFINITIONS	3

3	SCOPE, AUTHORIZATION AND GROUP RESPONSIBILITY	4

4	ORDERING PROCEDURES	5

5	PRICES, TERMS OF PAYMENT	6

6	SPECIFICATION AND CHANGES	6

7	TERMS OF DELIVERY AND DELAYS	7

8	INSPECTION OF GOODS	8

9	WARRANTIES AND CERTAIN REMEDIES	8

10	SYSTEMATIC DEFECTS	9

11	SUFFICIENT RIGHTS	9

12	COMPLIANCE WITH LEGISLATION	10

13	QUALITY SYSTEMS AND OTHER REQUIREMENTS	10

14	AUDIT AND INSPECTION	11

15	DOCUMENTATION AND TOOLS	11

16	EXPORT AND IMPORT	12

17	INSURANCE	12

18	SECURE SOURCING	12

19	SPARE PARTS	13

20	PRODUCT LIABILITY	13

21	INFRINGEMENT	13

22	NON-ASSERTION	15

23	CONFIDENTIALITY	15

24	TERM AND TERMINATION	16

25	EFFECTS OF TERMINATION	17

26	FORCE MAJEURE	17

27	ENTIRE AGREEMENT AND AMENDMENTS	18

28	NO AGENCY	18

29	ASSIGNMENT	18

30	SEVERABILITY	18

31	NOTICES	18

32	GOVERNING LAW AND DISPUTE RESOLUTION	19

MASTER PURCHASE AGREEMENT

This agreement is entered into between

Multi-Fineline Electronix, Inc., Multi-Fineline Electronix (Suzhou) Co., Ltd., and Multi-Fineline Electronix (Suzhou No. 2) Co., Ltd., a Delaware corporation, China entity and China entity, respectively, with a principal place of business at 3140 E. Coronado Street, Anaheim, CA 92806 (collectively “Seller” or “M-Flex”), and

Sony Ericsson Mobile Communications (USA) Inc., a Delaware corporation with a principal place of business at 7001 Development Dr., Research Triangle Park, NC 27709 (“Sony Ericsson”), (each a “Party” and collectively the “Parties”).

1	BACKGROUND

1.1	Sony Ericsson is engaged in the business of developing, producing, distributing, marketing and selling mobile phone products, accessories and services;

1.2	Seller sells, distributes and markets Goods specified in this Agreement and subsequent price agreements;

1.3	Sony Ericsson wishes to purchase Goods to be used in Sony Ericsson Products; and Seller is willing to sell such Goods to Sony Ericsson. Therefore, the parties agree as follows.

2	DEFINITIONS

For the purpose of this Agreement the following terms shall have the meaning hereby assigned to them unless the context would require otherwise. Other defined terms shall have the meaning assigned to them in this Agreement.

“Agreement” means this Master Purchase Agreement, including any attachments, exhibits or addendums.

“Authorized Company” means a party listed in the relevant PA, with the right to place purchase orders for Goods in accordance with Article 3 (Scope, Authorization and Group Responsibility) of this Agreement.

“Goods” means any components, equipment, parts, or other merchandise purchased under this Agreement, any PA or Order.

“Lead Time” means the period of time immediately preceding the delivery date as specifically agreed in the relevant PA or as otherwise specifically agreed in writing between the parties to the PA.

“Order” means a binding delivery commitment concluded in accordance with Article 4 (Ordering Procedures).

“PA” means a Price Agreement concluded in accordance with Article 3 (Scope, Authorization and Group Responsibility). In the event there is no Price Agreement in accordance with Article 3 covering Goods ordered by Purchaser, then the quote delivered by Seller Company covering such Goods shall be deemed the PA.

“Purchaser” means the relevant Sony Ericsson Company or Authorized Company concluding an Order.

“Seller Company” means Seller and/or any company whose votes and/or capital are more than fifty per cent (50%) controlled directly or indirectly by Seller.

“Sony Ericsson Company” means Sony Ericsson Mobile Communications AB and/or any company whose votes and/or capital are fifty per cent (50%) or more controlled directly or indirectly by Sony Ericsson Mobile Communications AB.

“Sony Ericsson Documentation” means any drawings, technical documents, software programs or other documents in whatever medium or format submitted to Seller Company by Sony Ericsson Company or any documents related to any Sony Ericsson Tools.

“Sony Ericsson Products” shall mean any mobile cellular handset, accessory, module or service developed, produced, sold or marketed by or for Sony Ericsson Mobile Communications AB.

“Sony Ericsson Tools” means any tool, model, fixture, measuring instrument, software, equipment or equivalents, made available by Sony Ericsson Company, or purchased or produced by Seller Company at Sony Ericsson’s expense.

“Specification” means the specification of Goods (including technical performance) agreed between the Parties, including the requirements specified in this Agreement (such as but not limited to compliance with Supplier Handbook, Sony Ericsson Social Responsibility Code and Sony Ericsson Green Partner Environmental Quality Approval Program).

“Standard Goods” means Goods that are not Unique Goods.

“Supplier Handbook” means Sony Ericsson extranet site, or such similar system maintained by Sony Ericsson Company, where Sony Ericsson general requirements, instructions, policies and procedures applicable for Sony Ericsson Company’s suppliers are published and made accessible.

“Systematic Defects” means a defect that appears in [CONFIDENTIAL TREATMENT] Goods delivered to Purchaser(s) in [CONFIDENTIAL TREATMENT] and/or in [CONFIDENTIAL TREATMENT].

“Unique Goods” means Goods which are specifically made, produced or manufactured for Sony Ericsson Company and typically cannot be used for other Seller Company’s customers or otherwise be disposed of.

3	SCOPE, AUTHORIZATION AND GROUP RESPONSIBILITY

3.1	This Agreement comprises the general terms and conditions under which any Sony Ericsson Company may purchase Goods from any Seller Company.

3.2	Sony Ericsson Company may conclude a PA with Seller Company. The PA comprises the commercial terms and conditions agreed between Sony Ericsson Company and Seller Company regarding the purchase of Goods. Unless otherwise explicitly set forth in the relevant PA, any quantities listed therein shall be estimates only and shall not constitute a commitment to purchase certain quantities.

Confidential treatment is being requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [CONFIDENTIAL TREATMENT]. A complete version of this exhibit is being filed separately with the Securities and Exchange Commission.

3.3	Any Sony Ericsson Company shall be entitled to place purchase orders under a PA. Any Seller Company that may accept such purchase orders shall be listed in the applicable PA. A Seller Company that accepts a purchase order agrees, by virtue of that acceptance, to be bound by all provisions of this Agreement as well as those of any applicable PA.

3.4	Subject to Article 3.5, Sony Ericsson Company may entitle an Authorized Company to purchase Goods from Seller Company on the terms and conditions of this Agreement and the applicable PA, provided that Goods purchased by an Authorized Company are intended to be used for Sony Ericsson Products. A purchase order issued by an Authorized Company shall constitute a [CONFIDENTIAL TREATMENT].

3.5	The following articles of this Agreement shall [CONFIDENTIAL TREATMENT] terms of the Order [CONFIDENTIAL TREATMENT].

3.6	For the purpose of Article 3.4, Sony Ericsson Company may disclose the terms and conditions of this Agreement and the applicable PA to Authorized Company subject to Article 23 (Confidentiality).

3.7	Seller shall as for its own debt be liable for Seller Company’s due fulfillments of its obligations under this Agreement, any PA or any Order. Sony Ericsson shall as for its own debt be liable for Sony Ericsson Company’s due fulfillments of its obligations under this Agreement, any PA or any Order.

4	ORDERING PROCEDURES

4.1	A Contract is considered concluded when a Seller Company listed in the relevant PA has received and accepted a purchase order from Sony Ericsson Company or Authorized Company, provided that the Order is in accordance with the terms and conditions of this Agreement and the applicable PA. If the purchase order is not in accordance with the terms and conditions of this Agreement and the applicable PA, the Order shall be considered concluded when Seller Company has accepted the purchase order containing deviating terms. Any purchase order not rejected by Seller Company within [CONFIDENTIAL TREATMENT] by Seller Company shall be deemed accepted. Seller Company [CONFIDENTIAL TREATMENT] any Order that is [CONFIDENTIAL TREATMENT] with the [CONFIDENTIAL TREATMENT] and [CONFIDENTIAL TREATMENT].

4.2	Purchase orders shall be issued in writing.

4.3	An Order is governed by the terms and conditions of this Agreement and the relevant PA. In case of inconsistency between these documents they shall prevail in the order listed below;

a) the Order,

b) this Agreement, and

c) the relevant PA.

Any standard purchase or delivery terms and conditions referenced by Purchaser or Seller Company in relation to the execution, or receipt, of an Order shall not form part of the terms and conditions of such Order.

Confidential treatment is being requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [CONFIDENTIAL TREATMENT]. A complete version of this exhibit is being filed separately with the Securities and Exchange Commission.

4.4	Purchaser may at any time cancel or reschedule any Order.

If the Goods are Standard Goods or if the cancellation or rescheduling is made prior to the commencement of Lead Time, Seller Company [CONFIDENTIAL TREATMENT] be entitled to [CONFIDENTIAL TREATMENT] compensation due to such cancellation or rescheduling. If the Goods are Unique Goods and the cancellation or rescheduling is made within Lead Time, Seller [CONFIDENTIAL TREATMENT] be entitled to [CONFIDENTIAL TREATMENT] compensation for reasonable and [CONFIDENTIAL TREATMENT] of the cancellation or rescheduling as [CONFIDENTIAL TREATMENT] of such cancellation or rescheduling.

4.5	At Sony Ericsson’s request, Seller Company shall provide to Sony Ericsson any reasonable information relating to the order status (including any orders made by any Authorized Company).

5	PRICES AND TERMS OF PAYMENT

5.1	Prices are set out in the relevant PA and unless otherwise agreed in the PA, the prices shall be fixed. Prices shall include the cost of packing and package in accordance with Sony Ericsson instructions or other protection required to prevent damage to or deterioration of Goods. Prices shall further include, and the relevant Seller Company shall be responsible to pay, any taxes, dues and levies imposed on Goods prior to delivery to Purchaser.

5.2	Invoices shall refer to the purchase order number and Sony Ericsson’s part numbers for the relevant Goods.

5.3	Unless otherwise set out in the relevant PA, invoices shall be paid within [CONFIDENTIAL TREATMENT] days from the date of [CONFIDENTIAL TREATMENT]. Seller shall not submit invoices for payment until the Goods have been delivered.

6	SPECIFICATION AND CHANGES

6.1	Purchaser’s decision to issue a purchase order in accordance with Article 4 (Ordering procedures) shall be based on the assumption that Goods comply with the applicable Specification. No goods may be delivered to Purchaser if all requirements in the applicable Specification are not met

6.2	Seller Company is not allowed to make any change to Goods or Specification unless approved in writing by Sony Ericsson in advance. If Seller Company wishes to implement any such change, Article 6.3 shall apply.

6.3	Seller Company shall promptly give Sony Ericsson written notice of the proposed change and any impact of such change.

6.4	Sony Ericsson shall as soon as reasonable reply to Seller Company’s notice. Sony Ericsson has the right to reject the proposed change if such change [CONFIDENTIAL TREATMENT] has any adverse effect on the Goods´ design, form, fit, function, reliability or quality performance. Also, if such changes have any effect on the Price or deliveries, an equitable adjustment to the Price will be negotiated and agreed between the Parties prior to implementation of the change.

Confidential treatment is being requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [CONFIDENTIAL TREATMENT]. A complete version of this exhibit is being filed separately with the Securities and Exchange Commission.

6.5	If a change in design, manufacturing process, testing procedures or encapsulation process, approved in accordance with the above, is to be implemented, Seller Company shall immediately perform a re-qualification test. Seller Company shall continuously inform Sony Ericsson about the progress of the implementation of the change and the result of said test. If requested by Sony Ericsson, the manufacturing process must be re-qualified and re-verified by Seller Company to assure compliance with the requirements set out in this Agreement.

7	TERMS OF DELIVERY AND DELAYS

7.1	Unless otherwise set out in the relevant PA, Goods shall be delivered on the date(s) set out in the Order.

7.2	Seller and each Seller Company understands and acknowledges that due delivery is of utmost importance to Purchaser and that any delay in delivery [CONFIDENTIAL TREATMENT] to Sony Ericsson, Authorized Companies or Sony Ericsson’s customers.

7.3	The terms of delivery shall be interpreted in accordance with INCOTERMS 2000. Unless otherwise agreed in the PA, the terms of delivery shall be FCA, (M-Flex factory).

7.4	Seller Company shall immediately notify Purchaser in writing if Seller Company anticipates that the delivery date pursuant to Article 7.1 cannot be met, and simultaneously specify a new delivery date using best efforts to expedite a new delivery as soon as possible. Such a notice and new delivery shall not limit Seller Company’s liability according to this Agreement, the relevant PA or the Order.

7.5	If the delivery of Goods is delayed by more than [CONFIDENTIAL TREATMENT] and the delay is not attributable to any of the following (each, an “Excusable Delay”): (a) Sony Ericsson or a Sony Ericsson Company, (b) a force majeure, or (c) a third-party material or component provider (provided that Seller Company ordered the applicable materials or components in accordance with applicable Lead Time), and notwithstanding Seller Company’s compliance with Article 7.4, in order to adjust its purchases and supply flow to the delay situation, Purchaser shall [CONFIDENTIAL TREATMENT] or [CONFIDENTIAL TREATMENT] under the affected PA, Order or purchase order, without prejudice to any claims at law or in equity that Sony Ericsson has or may have with respect to such delay.

7.6	In the event that a delay of more than [CONFIDENTIAL TREATMENT] in delivery of Goods impacts the timely delivery of products by Sony Ericsson or any Sony Ericsson Company to its customers, Seller or Seller Company, as applicable, shall [CONFIDENTIAL TREATMENT] to Sony Ericsson [CONFIDENTIAL TREATMENT] to Sony Ericsson’s [CONFIDENTIAL TREATMENT] to the Goods so delayed, provided, however, such delay is not attributable to an Excusable Delay.

The [CONFIDENTIAL TREATMENT] Seller or Seller Company, as applicable, for each commenced week of delay shall be [CONFIDENTIAL TREATMENT] of the [CONFIDENTIAL TREATMENT] of the [CONFIDENTIAL TREATMENT] that have been (a) [CONFIDENTIAL TREATMENT] or (b) that otherwise cannot be [CONFIDENTIAL TREATMENT]. Such [CONFIDENTIAL TREATMENT] shall not, however, [CONFIDENTIAL TREATMENT] a [CONFIDENTIAL TREATMENT] of [CONFIDENTIAL TREATMENT] of the Order [CONFIDENTIAL

Confidential treatment is being requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [CONFIDENTIAL TREATMENT]. A complete version of this exhibit is being filed separately with the Securities and Exchange Commission.

TREATMENT] that have been [CONFIDENTIAL TREATMENT] or cannot be [CONFIDENTIAL TREATMENT]. [CONFIDENTIAL TREATMENT] under this Article 7.6 shall not be considered [CONFIDENTIAL TREATMENT]. Both parties agree that any [CONFIDENTIAL TREATMENT] under this provision represents a [CONFIDENTIAL TREATMENT] of [CONFIDENTIAL TREATMENT] and that such [CONFIDENTIAL TREATMENT] would otherwise be [CONFIDENTIAL TREATMENT].

7.7	In the event of a delay of delivery of more than [CONFIDENTIAL TREATMENT], provided the delay is not an Excusable Delay and provided the Order is not cancelled in accordance with the terms of this Agreement, Seller additionally is liable to Sony Ericsson for all costs of expedited delivery, overtime or additional labor required to deliver the Goods as proximate to the original delivery date as reasonably achievable.

7.8	In the event of repeated delays, which are not insignificant, such delays shall be considered a material breach of the applicable Order and the relevant PA.

7.9	The remedies for any late delivery set out herein shall not exclude any remedies available to Purchaser under applicable law.

8	INSPECTION OF GOODS

8.1	Upon receipt of Goods, Purchaser will if practicably possible initiate a physical incoming inspection. Seller Company acknowledges that defects in Goods might not be detected in such inspection and any right in relation to defect Goods under Article 9 (Warranties and certain remedies) shall remain in full force notwithstanding any such inspection.

9	WARRANTIES AND CERTAIN REMEDIES

9.1	Seller, and the relevant Seller Company, warrants that Goods will conform and perform with the Specification and will be free from defects in design [CONFIDENTIAL TREATMENT], materials and workmanship, provided

a)	The Goods have not been subject to misuse or neglect by Purchaser or Sony Ericsson customer, or

b)	The Goods have not been altered or repaired by other than Seller Company or without Seller Company’s approval.

Further, Seller and the relevant Seller Company, warrant that the Goods will meet and comply with any further requirements set out in this Agreement and the relevant PA.

The Warranty period shall be [CONFIDENTIAL TREATMENT] months starting from the delivery of the respective Goods.

9.2	If any delivered Goods are defective under Article 9.1, Purchaser may [CONFIDENTIAL TREATMENT] Goods concerned or part thereof, and/or

Confidential treatment is being requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [CONFIDENTIAL TREATMENT]. A complete version of this exhibit is being filed separately with the Securities and Exchange Commission.

[CONFIDENTIAL TREATMENT] concerned or part thereof under the warranty provision in Article 9.1 and have its choice of the remedies available in Article 9.3.

9.3	Without limiting the aforesaid, Seller Company shall, if requested by Purchaser, and Goods have been delivered, [CONFIDENTIAL TREATMENT] to Purchaser and [CONFIDENTIAL TREATMENT] for all [CONFIDENTIAL TREATMENT] for Goods [CONFIDENTIAL TREATMENT] to Seller. Purchaser may in its discretion request that Seller Company shall [CONFIDENTIAL TREATMENT] Goods instead of [CONFIDENTIAL TREATMENT].

9.4	If Purchaser requests Seller Company to replace defective Goods, Seller Company shall [CONFIDENTIAL TREATMENT] new deliveries of non-defective ordered Goods.

9.5	Seller Company shall at Sony Ericsson’s request provide resources at the relevant manufacturing site to conduct screening [CONFIDENTIAL TREATMENT]. Such activities shall be provided if, in Sony Ericsson’s reasonable discretion, there is reason to believe that [CONFIDENTIAL TREATMENT].

9.6	For Goods repaired or replaced, the warranties in Article 9.1 shall apply for [CONFIDENTIAL TREATMENT] months starting from the delivery of the non-defective Goods.

9.7	Goods returned under this Articles 9 will be delivered to Seller Company at Seller Company’s expense and risk.

9.8	The remedies for defective Goods set out herein shall not exclude any remedies available to Sony Ericsson Company under applicable law, but shall be in addition to such remedies.

10	SYSTEMATIC DEFECTS

In addition to the warranty under Article 9 (Warranties and Certain Remedies), the following shall apply in a case of a Systematic Defect.

Seller and the relevant Seller Company warrant that the Goods will be free from Systematic Defects. The period under which Sony Ericsson may request a remedy for any Systematic Defect shall be [CONFIDENTIAL TREATMENT] starting from the delivery of the respective Goods. In case of a Systematic Defect, Seller and Seller Company shall, without prejudice to rights pursuant to Article 9 above;

a)	at no charge to Sony Ericsson and at Sony Ericsson’s option, either [CONFIDENTIAL TREATMENT] the defective Goods, delivered up to the time that the Systematic Defect has been fully remedied by Seller Company, [CONFIDENTIAL TREATMENT]

b)	[CONFIDENTIAL TREATMENT] Sony Ericsson for any [CONFIDENTIAL TREATMENT] and [CONFIDENTIAL TREATMENT] by Sony Ericsson, towards any [CONFIDENTIAL TREATMENT] including [CONFIDENTIAL TREATMENT] and [CONFIDENTIAL TREATMENT] for [CONFIDENTIAL TREATMENT] and [CONFIDENTIAL TREATMENT] of such defective Goods, including but not limited to [CONFIDENTIAL TREATMENT] and [CONFIDENTIAL TREATMENT] and [CONFIDENTIAL TREATMENT].

Confidential treatment is being requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [CONFIDENTIAL TREATMENT]. A complete version of this exhibit is being filed separately with the Securities and Exchange Commission.

11	SUFFICIENT RIGHTS

Seller, and each Seller Company, warrants that it has and will maintain sufficient rights for Sony Ericsson, Authorized Company and Sony Ericsson customers to in any country of the world, directly or indirectly distribute, sell or otherwise dispose of Goods on a stand alone basis (such as sell excess Goods, relocated Goods, Goods for maintenance and support on Sony Ericsson Products and other customer support activities),.

12	COMPLIANCE WITH LEGISLATION

Seller and the relevant Seller Company shall be responsible that the Goods (including production, delivery, transportation and sale thereof by Seller and/or the relevant Seller Company) meet and conform to all requirements imposed by law regarding the production, delivery, transport or sale of the Goods by Seller and/or the relevant Seller Company (whether statutory, regulatory or otherwise). Seller shall upon request furnish a certificate for delivered Goods stating that Goods meet and conform to all requirements of this Article 12.

13	QUALITY SYSTEMS AND OTHER REQUIREMENTS

13.1	Seller shall be responsible for that each Seller Company at all times complies with the applicable requirements in the ISO 9000:2000 quality system standards and the ISO 14001 environmental system standards, as replaced or renewed, or such equivalent standards specified by Seller and agreed with Sony Ericsson.

13.2	Seller Company’s compliance with the ISO 9000:2000 quality systems standards shall include, but not be limited to, the following:

a)	Seller Company shall establish, promote and facilitate a program for continuous quality improvements;

b)	Seller Company will take part in training sessions of quality engineering in cooperation with Sony Ericsson or as otherwise agreed between Sony Ericsson and Seller;

c)	Seller and Sony Ericsson will establish a cooperative relationship with the purpose of actively supporting each other with quality improvements;

d)	Seller Company shall, upon Sony Ericsson’s request, make available in a suitable format for extra or extended analyses any relevant non-compiled data from products and processes regarding the Goods for Purchaser; and

e)	Seller Company shall have a system for control and monitoring of measuring devices based upon statistical or otherwise recognized procedures.

13.3	Seller shall be responsible that each Seller Company, in production and delivery of Goods, complies with the prevailing version of;

a)	Sony Ericsson general requirements on components available at Supplier Handbook;

b)	Sony Ericsson Social Responsibility Code available at Supplier Handbook;

c)	Sony Ericsson directive regarding banned and restricted substances available at Supplier Handbook; and

d)	Green Partner Environmental Quality Approval Program available at Supplier Handbook.

13.4	Seller shall issue, or make Seller Company issue, any document or certificate reasonably requested by Sony Ericsson, in a format specified by Sony Ericsson, in order to verify compliance with Article 13.3.

14	AUDIT AND INSPECTION

14.1	Sony Ericsson may from time to time conduct an audit on any Seller Company, or inspection at any Seller Company’s premises, to control and verify the Seller Company’s fulfilment of its obligations under this Agreement and the relevant PA, and conduct quality inspection to control and verify compliance with Article 13 (Quality Systems and Other Requirements).

14.2	Audits or inspections shall if possible take place during normal business hours and with reasonable prior notice. The Seller Company which is subject to an audit or an inspection shall make available relevant personnel, records and facilities as requested by Sony Ericsson. Authorised Companies and Sony Ericsson customers who agree to be bound to confidentiality obligations comparable to those set forth in Article 23 of this Agreement shall be entitled to join Sony Ericsson during an audit or inspection as set forth herein. Upon specific request, Seller shall utilize commercially reasonable efforts to provide for a similar audit and inspection right for Sony Ericsson in relation to specific Seller’s subcontractors.

14.3	If an audit or inspection shows or gives reason to believe that the obligations set forth in this Agreement and the relevant PA are not being fulfilled, Sony Ericsson shall notify the Seller Company without delay. Seller Company shall then, without limiting Sony Ericsson’s rights under this Agreement or applicable law, immediately create, and issue to Sony Ericsson an appropriate rectification including necessary measures to meet the requirements and achieve the necessary quality level.

14.4	Notwithstanding the aforesaid, Sony Ericsson shall not be restricted from seeking further remedies under this Agreement or applicable law.

15	DOCUMENTATION AND TOOLS

15.1	Any Sony Ericsson Documentation and any Sony Ericsson Tools shall be the exclusive property of Sony Ericsson and may be used by Seller Company only for the manufacture of Goods for Purchaser. Seller Company shall take appropriate measures to ensure that the rights associated with Sony Ericsson Documentation and Sony Ericsson Tools are duly protected while in Seller Company’s possession (for example from unauthorized copying).

15.2	Seller Company shall keep Sony Ericsson Tools stored separately from other tools. Sony Ericsson Tools shall be registered and marked with Sony Ericsson’s name, and the product number or a mutually agreed identification number. A copy of said register shall be submitted to Sony Ericsson upon request. Further, Sony Ericsson Tools shall be fully maintained and insured by Seller Company, and may not be used, changed, scrapped, sold or disposed otherwise than as directed by Sony Ericsson in writing. For clarification reasons only and for the purpose of this Article 15.2, maintained shall include but not be limited to, maintenance fees and calibration of equipment.

15.3	Upon the termination of this Agreement and upon Sony Ericsson’s request, Seller Company shall return Sony Ericsson Tools and any Sony Ericsson Documentation to Sony Ericsson.

16	EXPORT AND IMPORT

16.1	In addition to Article 12 (Compliance with Legislation), Seller and Seller Company is responsible for obtaining and maintaining any export and/or import license(s) required for delivery of Goods to Purchaser under this Agreement, the relevant PA and Order.

16.2	If Seller and Seller Company are unable to obtain or maintain such export and/or import license(s), Purchaser may terminate the respective PA and any related Order or part thereof, which may be affected by the aforesaid license.

16.3	Seller shall inform Purchaser of and issue all documentation which may be required by law, regulation or reasonably requested by Purchaser regarding the export, import or re-export of Goods.

17	INSURANCE

Seller shall have customary coverage for product liability and third party insurance [CONFIDENTIAL TREATMENT]. At Sony Ericsson request, Seller shall provide a copy of relevant insurance certificate.

18	SECURE SOURCING

18.1

Seller acknowledges that Sony Ericsson has relied on [CONFIDENTIAL TREATMENT] Seller Companies [CONFIDENTIAL TREATMENT]. Therefore, Seller shall at Sony Ericsson’s request [CONFIDENTIAL TREATMENT] to [CONFIDENTIAL TREATMENT] during the term of this Agreement. Furthermore, Seller shall at Sony Ericsson’s request promptly give written notice of and discuss with Sony Ericsson any material plans for relocating any Seller Company’s manufacturing sites or discontinuance of, or reduction in, manufacturing of goods from time to time offered by any Seller Company (together “Relocation”). If such situation would occur Seller shall through another Seller Company offer Purchaser(s) the same or similar Goods on continuous same terms. If the

Confidential treatment is being requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [CONFIDENTIAL TREATMENT]. A complete version of this exhibit is being filed separately with the Securities and Exchange Commission.

Relocation [CONFIDENTIAL TREATMENT] negatively affects Sony Ericsson or its business, Purchaser reserves the right to conclude consolidated Orders in accordance with Article 18.2 below. Seller shall provide Sony Ericsson with at least [CONFIDENTIAL TREATMENT] advance written notice of any Relocation. With respect to open orders pending at the time Sony Ericsson receives such notice, Seller shall [CONFIDENTIAL TREATMENT] Sony Ericsson for the following [CONFIDENTIAL TREATMENT] by the Relocation [CONFIDENTIAL TREATMENT]. For Orders placed after Sony Ericsson’s receipt of such notification, Seller shall [CONFIDENTIAL TREATMENT] Sony Ericsson for [CONFIDENTIAL TREATMENT] by the Relocation [CONFIDENTIAL TREATMENT] such costs as may be mutually agreed upon in writing by Seller and Sony Ericsson. Notwithstanding the foregoing, nothing in this Article 18.1 shall be construed to [CONFIDENTIAL TREATMENT] to which Sony Ericsson may otherwise be entitled on account of Relocation pursuant to applicable law.

18.2	Purchaser shall be entitled to conclude consolidated Orders within [CONFIDENTIAL TREATMENT] of the written notice of Relocation. The delivery of Goods under such consolidated Orders shall take place within [CONFIDENTIAL TREATMENT] from the date of such Order.

19	SPARE PARTS

Unless otherwise instructed in writing by Sony Ericsson, Seller or Seller Company shall supply Purchaser with Goods for the maintenance and support on Sony Ericsson Products (“Spare Parts”), at Sony Ericsson’s most recent piece price and for a period of [CONFIDENTIAL TREATMENT] from latest delivery to volume production. Seller or Seller Company shall deliver the Spare Parts as soon as possible but not later than [CONFIDENTIAL TREATMENT]. Except to the extent otherwise set forth in this Article 19, the terms and conditions of this Agreement and the applicable PA will apply to the purchase of Spare Parts.

20	PRODUCT LIABILITY

Seller shall defend, indemnify and hold harmless, Sony Ericsson [CONFIDENTIAL TREATMENT], from and against any loss, liability or claim (including reasonable attorneys’ fees) in respect of personal injury to or the death of any person or any loss of or damage to any property of any kind (other than Goods) arising under any product liability law, applicable in any jurisdiction, which arises out of or in connection with the possession, ownership, use and/or operation of the Goods by Sony Ericsson [CONFIDENTIAL TREATMENT], provided that such product liability defect is [CONFIDENTIAL TREATMENT]. Accordingly, and provided that Seller has been notified without undue delay in writing of such claim, suit or proceeding and given authority, information and assistance (at Seller’s expense) to settle the claim or control the defense of any suit or proceeding, Seller shall reimburse Purchaser for [CONFIDENTIAL TREATMENT].

Confidential treatment is being requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [CONFIDENTIAL TREATMENT]. A complete version of this exhibit is being filed separately with the Securities and Exchange Commission.

21	INFRINGEMENT

21.1	Seller shall defend, indemnify and hold harmless, Sony Ericsson [CONFIDENTIAL TREATMENT], from and against any and all damage suffered and costs and expenses (including reasonable attorneys’ fees) incurred as a result of any alleged claim, suit or proceeding brought against any of them based on the allegation that the use, incorporation into Sony Ericsson Products, sale, distribution or other disposal of any Goods furnished by any Seller Company under this Agreement, any PA or any Order, constitutes an infringement of any intellectual property right, other protected rights or applications thereof or an unauthorized use of trade secret; provided that Seller has been notified without undue delay in writing of such claim, suit or proceeding and given authority, information and assistance (at Seller’s expense) to settle the claim or control the defense of any suit or proceeding.

21.2	In the event that Goods or any part thereof are in such suit or proceeding held to constitute an infringement or their further use, sale, distribution or other disposal is enjoined, Seller shall, in addition to the above, promptly, [CONFIDENTIAL TREATMENT]:

a)	Procure for Sony Ericsson, Purchaser, Sony Ericsson distributor and other customer, and end-user of a Sony Ericsson Product (as relevant), the right to continue the use, incorporation, sale, distribution or other disposal of such Goods;

b)	Replace the same with non-infringing Goods of equivalent function and performance; or

c)	Modify such Goods so that they become non-infringing without detracting from function or performance.

If Seller and Seller Company are unable to do any of the foregoing [CONFIDENTIAL TREATMENT] the Parties shall [CONFIDENTIAL TREATMENT].

21.3	Notwithstanding Article 21.1, Seller shall have no obligation to indemnify Sony Ericsson or any other indemnified party under Article 21.1 to the extent such claim, suit or proceeding is attributable to:

a) the [CONFIDENTIAL TREATMENT] of any [CONFIDENTIAL TREATMENT] or other [CONFIDENTIAL TREATMENT] ;

b) Seller’s [CONFIDENTIAL TREATMENT] are not [CONFIDENTIAL TREATMENT] was not [CONFIDENTIAL TREATMENT] provided that [CONFIDENTIAL TREATMENT] ;

c) Seller Company’s [CONFIDENTIAL TREATMENT] is not [CONFIDENTIAL TREATMENT] was not [CONFIDENTIAL TREATMENT] provided that [CONFIDENTIAL TREATMENT] ;

d) Seller Company’s [CONFIDENTIAL TREATMENT] are not [CONFIDENTIAL TREATMENT] were not [CONFIDENTIAL TREATMENT] provided that [CONFIDENTIAL TREATMENT] ;

e) a person’s [CONFIDENTIAL TREATMENT] without [CONFIDENTIAL TREATMENT] provided [CONFIDENTIAL TREATMENT] is not [CONFIDENTIAL TREATMENT] ; [CONFIDENTIAL TREATMENT]

f) [CONFIDENTIAL TREATMENT] the Goods [CONFIDENTIAL TREATMENT] other than [CONFIDENTIAL TREATMENT] other than [CONFIDENTIAL TREATMENT].

Confidential treatment is being requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [CONFIDENTIAL TREATMENT]. A complete version of this exhibit is being filed separately with the Securities and Exchange Commission.

21.4	The obligations of indemnity specified herein shall be subject to: (a) the Party entitled to receipt of such indemnity (“Indemnified Party”) notifying the Party owing the obligation of indemnity (“Indemnifying Party”) promptly in writing of such claim, suit or proceeding provided that any delay in providing such notice shall only excuse the Indemnifying Party from any incremental obligation directly attributable to such delay; (b) the Indemnified Party giving exclusive control of the defense and settlement of any claim, suit or proceeding to the Indemnifying Party, provided that to the extent any settlement requires an acknowledgement of wrongdoing of an Indemnified Party or creates additional obligations for such Indemnified Party not constituting a claim, suit or proceeding covered by this Article, then the consent of the Indemnified Party is required, which consent will not be unreasonably withheld or delayed; and (c) the Indemnified Party, including its employees and agents, shall, at the Indemnifying Party’s request and expense, cooperate fully with the Indemnifying Party and its legal representatives in the investigation, defense and/or settlement of the subject claim, suit or proceeding, The Indemnified Party shall have the right, but not the obligation, to be represented by counsel of its own selection and at its own expense, provided that Indemnified Party does not compromise, interfere or hinder Indemnifying Party in its defense or settlement of such claim, suit or proceeding and also provided that Indemnifying Party at all times maintains sole control of defense or settlement.

22	[CONFIDENTIAL TREATMENT]

Seller Company shall [CONFIDENTIAL TREATMENT] patents, utility models, mask work protections, industrial designs, copyrights and trade marks [CONFIDENTIAL TREATMENT] use, sale, distribution or other disposal [CONFIDENTIAL TREATMENT] assembly, use, sale, distribution or other disposal [CONFIDENTIAL TREATMENT].

23	CONFIDENTIALITY

23.1	The Seller and Sony Ericsson shall maintain strict confidentiality and not, without the other Party’s prior consent, disclose to any third party any Confidential Information of the furnishing Party, whether of a commercial or a technical nature, furnished pursuant to this Agreement, i.e., the receiving party shall use the information only for the purpose of this Agreement. Such documentation and information may, however, be disclosed by Sony Ericsson to a customer under similar conditions of confidentiality. The same shall apply for any Seller Company and Sony Ericsson Company.

23.2

Each Party shall ensure that neither it nor any of its subcontractors or, in the case of Sony Ericsson, Authorized Parties, advertises, publishes or otherwise discloses the appointment of the Seller or its subcontractors, or the terms of this Agreement, any PA or any Order concluded hereunder, without the other Party’s prior written approval unless required under applicable law or regulation or the advice of legal counsel of such Party. It is expressly understood by the Parties that if Sony Ericsson, and/or any

Confidential treatment is being requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [CONFIDENTIAL TREATMENT]. A complete version of this exhibit is being filed separately with the Securities and Exchange Commission.

Authorized Party, becomes a 10% or greater customer of Seller and/or any Seller Company, that Seller and/or Seller Company shall thereafter begin disclosing that Sony Ericsson is a customer of it, and shall disclose the amount of sales to such entities. Seller agrees to give Sony Ericsson notice of the first instance of Sony Ericsson and/or any Authority Party becomes a 10% or greater customer of Seller and/or any Seller Company. Except as described in this Section, all copies of material which are intended for publication by either Party or any subcontractor, or in the case of Sony Ericsson, Authorized Parties, must first be submitted to the other Party for written approval.

23.3	Neither Party shall be liable for disclosing any Confidential Information if:

a)	It was public knowledge at the time of disclosure or thereafter becomes generally known other than through an act of negligence by the receiving party;

b)	It was already known to the other Party as a result of his own activities;

c)	It is rightfully obtained by a Party from other unrestricted sources; or

d)	The information is separately developed by such Party without the use of the other Party’s Confidential Information.

23.4	This Article 23 shall survive the termination of this Agreement for a period of five (5) years.

23.5	“Confidential Information” means information that is either (1) disclosed by a document (including any writing, sketch, drawing, recording in machine readable or other tangible form, provided that the document is marked in a manner to indicate its non-public nature (e.g., as “Subject to NDA,” or “Proprietary”), or (2) disclosed orally, provided that the disclosing Party designates such orally disclosed information as non-public at the time of disclosure and within a reasonable time (not to exceed thirty (30) days) delivers to the receiving Party a document that sets forth the subject matter of such oral disclosure and that is marked in a manner to indicate its non-public nature.

24	TERM AND TERMINATION

24.1	This Agreement shall become effective upon signature by both Parties and shall remain in effect until [CONFIDENTIAL TREATMENT] following written notice of termination by either Party.

24.2	Either Party may at any time terminate this Agreement, any PA or any Order with immediate effect and without compensation to the other Party, if the other Party should pass a resolution, or any court shall make an order, that such party shall be wound up or if a trustee in bankruptcy, liquidator, receiver, or manager on behalf of a creditor shall be appointed or if circumstances shall arise which would entitle the court or a creditor to issue a winding-up order.

The same rights shall apply to the relevant PA or relevant Order for Sony Ericsson Company or Seller Company, if the Seller Company or the Sony

Confidential treatment is being requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [CONFIDENTIAL TREATMENT]. A complete version of this exhibit is being filed separately with the Securities and Exchange Commission.

Ericsson Company should pass a resolution, or any court shall make an order, that such party shall be wound up or if a trustee in bankruptcy, liquidator, receiver, or manager on behalf of a creditor shall be appointed or if circumstances shall arise which would entitle the court or a creditor to issue a winding-up order.

24.3	In the event of any material change in the ownership or control of Seller or Seller Company which results in a materially adverse effect to Sony Ericsson, Sony Ericsson may terminate this Agreement or the relevant PA with immediate effect.

24.4	Either Party may terminate this Agreement, any PA or any Order, and any Purchaser and Seller Company may terminate any Order, with immediate effect if the other Party (or the Seller Company or the Sony Ericsson Company as relevant) has committed a material breach of this Agreement, any PA or any Order concluded hereunder, and not rectified the same within thirty (30) days after receiving written notice of termination specifying the breach.

24.5	Any breach to any Order or any PA shall be deemed to also constitute a breach to this Agreement.

25	EFFECTS OF TERMINATION

25.1	Termination of this Agreement shall include the automatic termination of PA(s) entered into under this Agreement.

25.2	Upon termination pursuant to Article 24.1, any outstanding Orders at the time of termination shall continue in effect and be fulfilled prior to the last day of the Agreement.

25.3	Upon termination pursuant to Articles 24.1—24.4, Seller shall forthwith make available and permit Sony Ericsson to collect and receive from Seller Companies free of charge any Sony Ericsson Tools, Sony Ericsson Documentation and all copies of the technical data, manufacturing instructions and any other information relevant exclusively to the production of the Goods for Purchaser.

25.4	Upon termination pursuant to Article 24.4, the defaulting party shall, without prejudice to any other rights and remedies available to the party not in breach under this Agreement or at law, be liable for all losses, expenses, costs, claims and damages incurred by the non-defaulting party as a result of the defaulting party’s breach.

25.5	Provisions contained in this Agreement, that are expressed or by their sense and context are intended to survive the expiration or termination of this Agreement shall so survive the expiration or termination, including but not limited to Articles 9 (Warranties), 10 (Systematic Defect), 11 (Sufficient Rights), 12 (Compliance with Legislation), 14 (Audit and Inspection), 15 (Documentation and Tools), 17 (Insurance), 19 (Spare Parts), 20 (Product Liability), 21 (Infringement), 22 (Non-assertion), 23 (Confidentiality), 26 (Force Majeure and Limitation of Liability) and 32 (Governing Law and Dispute Resolution).

26	FORCE MAJEURE AND LIMITATION OF LIABILITY

26.1	The performance of a Seller Company or a Purchaser, under this Agreement, any PA or any Order, shall be extended by a reasonable period of time if such performance of the respective party is impeded by an unforeseeable event beyond such party’s control, which shall include but not be limited to acts of God, industrial actions, riots, wars (declared and undeclared), embargo or requisition (acts of government), hereinafter referred to as “Force Majeure”.

26.2	In case of Force Majeure, each Party shall promptly notify and furnish the other Party in writing with all relevant information thereto.

26.3	Should an event of Force Majeure continue for more than three (3) months, Sony Ericsson shall have the right to terminate this Agreement, any PA or any Order and Purchaser may terminate any affected Order. In such a case Sony Ericsson shall pay to Seller Company the price of Goods delivered up to the date of termination.

26.4	In no event will either Party be liable to the other for any lost revenues, lost profits, incidental, indirect, consequential, special or punitive damages. The limitations of liability contained in this Article 26.4 shall not apply with respect to [CONFIDENTIAL TREATMENT]. The limitations of liability contained in this Article 26.4 also shall not apply with respect to [CONFIDENTIAL TREATMENT].

27	ENTIRE AGREEMENT AND AMENDMENTS

27.1	This Agreement supersedes all previous agreements between the Parties relating to the subject matter hereof and may only be amended through a written document, duly signed by the Parties.

27.2	Any amendments to this Agreement shall be made in writing and signed by thereto duly authorized representatives of the Parties.

28	NO AGENCY

The relationship between Sony Ericsson and Seller under this Agreement is that of vendor and vendee. Any employees, agents or representatives of a Party shall be employees, agents or representatives solely of that Party and neither Party nor any such persons shall be or act as employees, agents or representatives of the other Party. Neither Party’s agents and/or employees have any right to enter into any contract in the name of the other Party, or to bind the other Party in any respect whatsoever.

29	ASSIGNMENT

Neither Party nor Purchaser may assign rights or duties under this Agreement, any PA or any Order, or part thereof, without the prior written consent of the other Party. Furthermore, Seller and Seller Company may not subcontract significant parts of the development, production and deliveries of the Goods, without the prior written consent of Sony Ericsson. Such consents shall not be unreasonably withheld.

Confidential treatment is being requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [CONFIDENTIAL TREATMENT]. A complete version of this exhibit is being filed separately with the Securities and Exchange Commission.

30	SEVERABILITY

Should any term of this Agreement be deemed illegal or unenforceable by a competent court of law, then that term shall be deemed served from this Agreement, which shall continue in force notwithstanding such severance and the Parties shall meet to agree a substitute term.

31	NOTICES

31.1	Any notice required or permitted to be given by either party under this Agreement shall make reference to this Agreement, any PA or Order, be in writing and shall be sent by registered airmail letter, or by fax or electronic mail confirmed by registered airmail letter, or by personal delivery to the following addresses:

To Seller:	To Sony Ericsson:
Address: Multi-Fineline Electronix, Inc.	Address: Sony Ericsson Mobile
1301 N. Dynamics St.	Communications (USA) Inc.
Anaheim, CA 92806	7001 Development Dr.
Research Triangle Park, NC 27709
Attn: Mike Canfield
Attn: Mike Bielan
Fax No: [CONFIDENTIAL TREATMENT]	Fax No: [CONFIDENTIAL TREATMENT]
Email: [CONFIDENTIAL TREATMENT]	Email: [CONFIDENTIAL TREATMENT]

With copy to:	With copy to:
Legal Department	Legal Department
Fax: [CONFIDENTIAL TREATMENT]	Fax: [CONFIDENTIAL TREATMENT]
Email: [CONFIDENTIAL TREATMENT]	Email: [CONFIDENTIAL TREATMENT]

31.2	Such notice shall be deemed to be given

•	if sent by registered airmail letter - five (5) days after the day of dispatch, or

•	if sent by fax or electronic mail - on the day of dispatch of the registered airmail letter of confirmation, or

•	if sent by personal delivery - on the day of delivery.

32	GOVERNING LAW AND DISPUTE RESOLUTION

32.1	This Agreement, any PA and any Order and disputes and matters arising hereunder shall be governed by and construed in accordance with the substantive laws of Sweden (excluding conflict of law rules). The UN convention on international sale of goods (CISG) shall not apply.

32.2	All disputes, differences or questions with respect to any matter arising out of or relating to this Agreement, any PA or Order thereunder shall be finally settled under the Rules of the Arbitration Institute of the Stockholm Chamber of Commerce (SCC Institute), in Stockholm, Sweden by three (3) arbitrators appointed in accordance with the said Rules. The proceedings shall be conducted in the English language.

Confidential treatment is being requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [CONFIDENTIAL TREATMENT]. A complete version of this exhibit is being filed separately with the Securities and Exchange Commission.

32.3	The Parties shall keep all information, documentation, materials in whatever form disclosed in the course of such arbitral proceeding confidential and such information may solely be used for the purpose of those proceedings.

This Agreement has been duly signed by the Parties hereto, in duplicate, at the places and on the days written below.

Place:	Place: RTP NC

Date: April 19, 2006	Date: 21 April ‘06

MULTI-FINELINE ELECTRONIX, INC., MULTI-FINELINE ELCTRONIX (SUZHOU) CO., LTD., AND MULTI-FINELINE ELECTRONIX (SUZHOU NO. 2) CO., LTD.	SONY ERICSSON MOBILE COMMUNICATIONS (USA) INC.

/s/ Reza A. Meshgin	/s/ C B Hare
Signature	Signature

Reza A. Meshgin	C B Hare
Name in print	Name in print

President / COO	Director Sourcing Americas
Title	Title